EXHIBIT 2.1
                            ARTICLES OF INCORPORATION
                                       OF
                     IDS INTERNET DISTRIBUTION SYSTEMS INC.


         The undersigned, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act as amended and adopts the following Articles of Incorporation:

         FIRST: The name of the corporation is IDS Internet Distribution Systems Inc.

         SECOND: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

         THIRD: (a) The aggregate number of shares which the corporation shall have authority to issue is 150,000,000, consisting of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. The shares of common stock shall have unlimited voting power, subject to the voting rights of the shares of preferred stock as established by the Board of Directors of the corporation in accordance with these Articles of Incorporation and the Colorado Business Corporation Act. The shares of common stock shall have the right to receive the net assets of the corporation upon dissolution, subject to the rights of the shares of preferred stock as established by the Board of Directors of the corporation in accordance with these Articles of Incorporation and the Colorado Business Corporation Act. The Board of Directors of the corporation shall have the authority to divide the class of preferred shares into series and to fix and determine the relative rights, preferences and limitations of the preferred shares of any such series to the full extent permitted by the Colorado Business Corporation Act.

                  (b) Each shareholder of common stock of record shall have one vote for each share of common stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder of common stock shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

                  (c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

         FOURTH: The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors. Four directors shall constitute the initial board of directors. The following persons are elected to serve as the corporation's initial directors until the first annual meeting of shareholders or until their successors are duly elected and qualified:

               NAME                                   ADDRESS

         Mark Dohlen                            Suite 509, 1188 Quebec Street
                                                Vancouver, British Columbia
                                                Canada V6A 4B3

         Douglas Bolen                          3035 Westgate Ave.
                                                Regina, Saskatchewan
                                                Canada

         Terry G. Bowering                      P.O. Box 3265
                                                St. John's, Antigua
                                                West Indies

         Kurt S. Dohlen                         3249 Charles Street
                                                Vancouver, British Columbia
                                                Canada V6A 7G4



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         FIFTH: The street address of the initial registered office of the corporation is 1560 Broadway, Denver, Colorado. The name of the initial registered agent of the corporation at such address is Corporation Service Company.

         SIXTH: The address of the initial principal office of the corporation is Suite 509, 1188 Quebec Street, Vancouver, British Columbia, Canada V6A 4C3.

         SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by laws.

                  (a) CONFLICTING INTEREST TRANSACTIONS. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. To the full extent permitted by Colorado law, no conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified in good faith by a vote of the shareholders; or (D) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

                  (b) INDEMNIFICATION. The corporation shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

                  (c) LIMITATION ON DIRECTOR'S LIABILITY. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any breach, act, omission or transaction as to which the Colorado Business Corporation Act (as in effect from time to time) prohibits expressly the elimination or limitation of liability. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.




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         EIGHTH:  The name and address of the incorporator is:

                           Scott M. Reed
                           1919 14th Street, Suite 330
                           Boulder, Colorado 80302



         DATED the "6th" day of January, 1999.



                                      /s/  "Scott M. Reed"
                                      --------------------------------------
                                      Incorporator


         Corporation Service Company hereby consents to the appointment as the initial registered agent for IDS Internet Distribution Systems Inc.



                                       -------------------------------------
                                       Initial Registered Agent